UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 14, 2015

NEUTRA CORP.

(Exact name of registrant as specified in its charter)

Florida	333-172417	27-4505461
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8875 Hidden River Parkway, Suite 300 Tampa, Florida	34243
(address of principal executive offices)	(zip code)

(813) 367-2041

(registrant’s telephone number, including area code)

Not Applicable

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

Neutra Corp. (the “Company”) files this Form 8-K to report the result of the vote at the special meeting of stockholders held on September 14, 2015 in accordance with the Definitive Proxy Statement, filed with the Securities and Exchange Commission on August 11, 2015 and circulated with the stockholders immediately thereafter.  All the proposals of the board of directors were approved at the meeting as follows:

1) A majority of votes present or represented by proxy voted FOR Proposal 1: Reincorporate the Company from Florida to Nevada that will result in:

•	The Company being governed by the laws of the state of Nevada, and

•	Shareholders’ right to receive one whole share of common stock of the Nevada company for each 50 shares of common stock of the company owned as of the record date of the reincorporation.

2) A majority of votes present or represented by proxy voted FOR Proposal 2: Adoption of Nevada Articles of Incorporation to authorize the issuance of additional shares of common stock as a result of the reincorporation and one for 50 share reduction and adoption of Nevada bylaws.

3) A majority of votes present or represented by proxy voted FOR Proposal 3: Authorize the issuance of preferred stock with preferences, limitations, and relative rights designated by our board of directors.

4) A majority of votes present or represented by proxy voted FOR Proposal 4: Adoption of Nevada Articles of Incorporation to create a classified or staggered board of directors consisting of three classes, each elected to three-year terms.

5) A majority of votes present or represented by proxy voted FOR Proposal 5: Ratification of our 2012 Stock Plan for directors, officers and consultants.

6) A majority of votes present or represented by proxy voted FOR Proposal 6: Transaction of such other business that may properly come before the special meeting, or any adjournment thereof.

•	No additional items brought forth.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUTRA CORP.

Dated: September 16, 2015	/s/ Christopher Brown
Christopher Brown
President, Secretary, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Sole Director